EXHIBIT 99.1

KROGER REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS

Fourth Quarter Identical Supermarket Sales Up 3.8% Without Fuel

CINCINNATI, Ohio, March 3, 2011 — The Kroger Co. (NYSE: KR) today reported total sales, which include fuel, increased 7.4% to $19.9 billion in the fourth quarter of fiscal 2010 compared with $18.6 billion for the same period last year.  Excluding fuel sales, total sales increased 4.2% over the same period last year.  Identical supermarket sales, without fuel, increased 3.8% in the fourth quarter over the same period last year.

Net earnings for the fourth quarter, which ended on January 29, 2011, totaled $278.8 million, or $0.44 per diluted share.  These results include a non-cash charge resulting from a goodwill write-down related to a small group of stores.  Excluding this goodwill impairment charge, net earnings for the quarter would have been $290.8 million, or $0.46 per diluted share (Table 6).  Net earnings in the same period last year were $255.4 million, or $0.39 per diluted share.

“Our customers appreciate the distinct blend of friendly service, variety and value that Kroger’s family of stores offers, and our strong fourth quarter results show we are on the right path,” said David B. Dillon, Kroger’s chairman and chief executive officer.  “Thanks to the Kroger team, we increased identical supermarket sales, gained more loyal customers and strengthened our competitive position among grocery retailers.”

Details of Fourth Quarter 2010 Results

FIFO gross margin, as reported, was 21.88% of sales for the fourth quarter of fiscal 2010 (Table 1).  Excluding retail fuel operations, FIFO gross margin was unchanged as a percentage of sales relative to the fourth quarter of the prior year.  Supermarket selling gross margin (Table 1) increased one basis point without fuel.

Operating, general and administrative (OG&A) costs, as reported, were 16.20% of sales (Table 1).  Excluding retail fuel operations, Kroger’s OG&A rate decreased 39 basis points from the same period last year.  Positive identical sales growth, good cost control and productivity improvements offset the continued challenge of rising credit card fees, health care and pension costs.

Financial Strategy

Capital investment, excluding acquisitions and purchases of leased facilities, totaled $440.5 million for the fourth quarter, compared with $458.9 million for the same period last year.

At the end of the fourth quarter, net total debt (Table 5) was $7.3 billion, a decrease of $243.5 million from a year ago.  On a rolling four-quarters basis, Kroger’s net total debt to EBITDA ratio, adjusted for the impairment charges in fiscal 2010 and 2009, was 1.89 compared with 1.97 during the same period last year.

During the fourth quarter, Kroger invested $253.4 million to repurchase 11.8 million shares of stock at an average price of $21.51 per share.  At the end of the quarter, approximately $106.9 million remained under the $500 million stock repurchase program announced in June 2010.  Kroger separately announced today that its Board of Directors authorized an additional $1 billion stock repurchase program.

Fiscal Year 2010 Results

For fiscal year 2010, total sales increased 7.1% to $82.2 billion compared with $76.7 billion for fiscal year 2009.  Excluding fuel sales, total sales increased 3.4% over the same period last year.  Identical supermarket sales, without fuel, increased 2.8% in fiscal year 2010 compared with the prior fiscal year.

Net earnings for fiscal year 2010 were $1.12 billion, or $1.74 per diluted share.  These results were reduced by approximately $0.02 per diluted share for the goodwill impairment charge incurred during the fourth quarter (Table 7).  They also include various tax benefits totaling approximately $0.03 per diluted share recognized during the second and third quarters.

Net earnings for fiscal year 2009 were $70.0 million, or $0.11 per diluted share.  These results include the effect of the southern California asset impairment charges in the third quarter.  Excluding these items, net earnings for fiscal year 2009 would have been $1.12 billion, or $1.71 per diluted share (Table 7).

Operating profit for fiscal year 2010, as reported, was 2.65% of sales (Table 1).  Excluding retail fuel operations and adjusting to exclude the impairment charges in fiscal years 2010 and 2009, operating profit decreased 22 basis points as a percentage of sales compared to the prior year.

“Kroger’s business proved resilient in 2010, weathering a challenging environment that continued to affect many of our customers,” Mr. Dillon said.  “We achieved solid positive identical supermarket sales and market share growth, which demonstrates that we can strengthen our business and increase earnings by placing our customers’ needs first.”

Fiscal 2011 Annual Guidance

For fiscal year 2011, Kroger anticipates identical supermarket sales growth, excluding fuel, of approximately 3% to 4%.  Full-year net earnings are expected to range from $1.80 to $1.92 per diluted share.  Kroger’s quarterly dividend enhances total shareholder return by approximately 1.5% to 2.0%.

During fiscal year 2011, Kroger plans to use cash flow from operations and cash on hand to fund capital expenditures, repay debt maturing on April 1, repurchase shares, pay dividends to shareholders and maintain its current debt rating.

Growth Strategy

Kroger’s business model is structured to produce annual earnings per share growth averaging 6% to 8% over a rolling three- to five-year time horizon.  Including Kroger’s dividend, the Company’s business model is expected to generate total shareholder return of approximately 8% to 10%.

“This growth strategy provides an attractive return for shareholders,” said Mr. Dillon.  “We are committed to creating shareholder value through earnings, share repurchases and quarterly dividends as we invest for the future growth of Kroger’s business.”

Kroger, the nation’s largest traditional grocery retailer, employs more than 338,000 associates who serve customers in 2,458 supermarkets and multi-department stores in 31 states under two dozen local banner names including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry’s, King Soopers, QFC, Ralphs and Smith’s.  The Company also operates 786 convenience stores, 361 fine jewelry stores, 1,014 supermarket fuel centers and 40 food processing plants in the U.S.  Kroger, headquartered in Cincinnati, Ohio, focuses its charitable efforts on supporting hunger relief, health and wellness initiatives, and local organizations in the communities it serves. For more information about Kroger, please visit www.kroger.com.

# # #

Note: Fuel sales have historically had low FIFO gross margin and OG&A rates as compared to corresponding rates on non-fuel sales.  Additionally, pricing and margins in Kroger’s retail fuel operations can be volatile on a quarterly basis.  As a result, Kroger discloses such rates, both including and excluding the effect of retail fuel operations.

This press release contains certain forward-looking statements about the future performance of the Company.  These statements are based on management’s assumptions and beliefs in light of the information currently available to it.  Such statements are indicated by words such as “anticipates,” “plans,” and “expected.”  Aggressive competition, economic conditions, interest rates, goodwill impairment, the success of programs designed to increase our identical supermarket sales without fuel, the impact of increasing fuel costs on consumer spending, and labor disputes, particularly as the Company seeks to manage increases in health care and pension costs, could materially affect our expected identical supermarket sales growth and earnings per share. Earnings per share also will be affected by the number of shares outstanding, as well as the volatility in the Company’s fuel margins, which will be affected by changes in fuel costs.  Earnings and sales also may be affected by adverse weather conditions, particularly to the extent that hurricanes, tornadoes, floods, and other conditions disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations.  Our results also will be affected by rising commodity costs, the inconsistency of the economic recovery, changes in government-funded benefit programs, consumer confidence, and changes in inflation and deflation in product and operating costs.  Our plans to use cash flow from operations and cash on hand to fund capital expenditures, repay debt, repurchase shares, pay dividends to shareholders, and maintain our current debt rating will depend on our ability to generate free cash flow and otherwise to have cash on hand, which will be affected by all of the factors identified above, as well as the extent to which funds can be used for those reasons while maintaining our debt rating.  These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially.  We assume no obligation to update the information contained herein.  Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on March 3, 2011 at www.kroger.com and www.streetevents.com.  An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) today through Thursday, March 17, 2011.

# # #

Kroger Contacts:
Media:	Lynn Marmer, (513) 762-1304
Investors:	Carin Fike / Cindy Holmes, (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FOURTH QUARTER				YEAR-TO-DATE
	2010		2009		2010		2009
SALES	$19,928.4	100.00%	$18,554.5	100.00%	$82,189.4	100.00%	$76,733.2	100.00%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	15,586.0	78.21	14,384.0	77.52	63,927.8	77.78	58,958.3	76.84
OPERATING, GENERAL AND ADMINISTRATIVE (a)	3,229.3	16.20	3,149.8	16.98	13,809.8	16.80	13,397.7	17.46
RENT	148.7	0.75	146.3	0.79	651.4	0.79	648.2	0.84
DEPRECIATION AND AMORTIZATION	386.8	1.94	367.7	1.98	1,599.9	1.95	1,524.9	1.99
GOODWILL IMPAIRMENT CHARGE	18.6	0.09	—	0.00	18.6	0.02	1,112.7	1.45

OPERATING PROFIT	559.0	2.81	506.7	2.73	2,181.9	2.65	1,091.4	1.42

INTEREST EXPENSE	110.2	0.55	119.1	0.64	447.6	0.54	502.3	0.65

EARNINGS BEFORE INCOME TAX EXPENSE	448.8	2.25	387.6	2.09	1,734.3	2.11	589.1	0.77

INCOME TAX EXPENSE	165.1	0.83	136.0	0.73	601.3	0.73	532.4	0.69

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	283.7	1.42	251.6	1.36	1,133.0	1.38	56.7	0.07

NET EARNINGS (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	4.9	0.02	(3.8)	(0.02)	16.7	0.02	(13.3)	(0.02)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$278.8	1.40%	$255.4	1.38%	$1,116.3	1.36%	$70.0	0.09%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.44		$0.39		$1.75		$0.11

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	627.4		644.3		635.2		646.6

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.44		$0.39		$1.74		$0.11

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	630.5		647.7		638.3		650.1

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.  Certain per share amounts and percentages may not sum due to rounding.

Note:  The Company defines FIFO gross margin, as described in the earnings release, as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.  This measure is included to reflect trends in current cost of product.

Note:  The Company defines selling gross margin, as described in the earnings release related to the Company’s supermarkets, as gross margin before incurring expenses directly related to distributing and merchandising the products on its store shelves.  These expenses include advertising, warehousing, transportation, and shrink.  Selling gross margin is a measure of how competitively the Company is pricing the products it sells.

(a)	Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)

LIFO charges of $18.8 and $1.3 were recorded in the fourth quarter of 2010 and 2009, respectively. For the year-to-date period, LIFO charges of $57.3 and $49.0 were recorded for 2010 and 2009, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	January 29,	January 30,
	2011	2010

ASSETS
Current Assets
Cash	$187.8	$165.5
Temporary cash investments	636.8	258.3
Deposits in-transit	666.1	654.4
Receivables	844.6	908.7
Inventories	4,966.2	4,934.6
Prepaid and other current assets	319.9	561.0

Total current assets	7,621.4	7,482.5

Property, plant and equipment, net	14,146.9	13,928.9
Goodwill	1,139.8	1,158.4
Other assets	596.5	555.5

Total Assets	$23,504.6	$23,125.3

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$553.9	$579.4
Trade accounts payable	4,226.9	3,889.7
Accrued salaries and wages	887.6	786.4
Deferred income taxes	219.6	353.5
Other current liabilities	2,148.2	2,117.4

Total current liabilities	8,036.2	7,726.4

Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and financing obligations	7,281.1	7,419.6
Adjustment to reflect fair-value interest rate hedges	56.7	57.7
Long-term debt including obligations under capital leases and financing obligations	7,337.8	7,477.3
Deferred income taxes	750.1	568.0
Pension and postretirement benefit obligations	946.3	1,081.8
Other long-term liabilities	1,136.7	1,345.9

Total Liabilities	18,207.1	18,199.4

Shareowners’ equity	5,297.5	4,925.9

Total Liabilities and Shareowners’ Equity	$23,504.6	$23,125.3

Total common shares outstanding at end of period	620.3	642.6
Total diluted shares year-to-date	638.3	650.1

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$1,133.0	$56.7
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,599.9	1,524.9
LIFO charge	57.3	49.0
Stock-based employee compensation	79.3	83.4
Expense for Company-sponsored pension plans	64.6	31.0
Goodwill impairment charge	18.6	1,112.7
Asset impairment charges	25.0	47.5
Deferred income taxes	37.0	221.6
Other	7.1	53.4
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Deposits in-transit	(11.7)	(23.4)
Receivables	(10.6)	(20.5)
Inventories	(88.1)	(45.3)
Prepaid expenses	289.7	(51.2)
Trade accounts payable	315.3	53.5
Accrued expenses	70.6	(46.0)
Income taxes receivable and payable	133.2	49.2
Contribution to Company-sponsored pension plan	(141.0)	(265.0)
Other	(213.5)	90.3

Net cash provided by operating activities	3,365.7	2,921.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(1,918.8)	(2,296.5)
Payments for acquisitions	(6.9)	(35.7)
Proceeds from sale of assets	54.7	19.7
Other	(90.2)	(14.2)

Net cash used by investing activities	(1,961.2)	(2,326.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lease-financing transactions	5.7	6.2
Proceeds from issuance of long-term debt	381.2	511.0
Payments on long-term debt	(552.6)	(431.4)
Payments on credit facility	—	(129.0)
Dividends paid	(250.0)	(237.6)
Excess tax benefits on stock-based awards	2.5	4.4
Proceeds from issuance of capital stock	29.3	50.5
Treasury stock purchases	(545.1)	(218.3)
Increase in book overdrafts	22.0	14.1
Investment in the remaining interest of a variable interest entity	(85.8)	—
Other	(10.9)	(4.3)

Net cash used by financing activities	(1,003.7)	(434.4)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	400.8	160.7

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	423.8	263.1
END OF YEAR	$824.6	$423.8

Reconciliation of capital expenditures:
Payments for capital expenditures	$(1,918.8)	$(2,296.5)
Changes in construction-in-progress payables	21.5	(18.5)
Total capital expenditures	$(1,897.3)	$(2,315.0)

Disclosure of cash flow information:
Cash paid during the year for interest	$485.8	$541.9
Cash paid during the year for income taxes	$664.1	$130.4

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical and comparable supermarket sales are industry-specific measures and it is important to review them in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL SUPERMARKET SALES (a)

	FOURTH QUARTER		YEAR-TO-DATE
	2010	2009	2010	2009

INCLUDING FUEL CENTERS	$18,021.3	$16,950.8	$74,144.2	$70,153.6
EXCLUDING FUEL CENTERS	$15,830.7	$15,255.3	$65,426.6	$63,637.0

INCLUDING FUEL CENTERS	6.3%	5.5%	5.7%	0.6%
EXCLUDING FUEL CENTERS	3.8%	1.2%	2.8%	2.1%

COMPARABLE SUPERMARKET SALES (b)

	FOURTH QUARTER		YEAR-TO-DATE
	2010	2009	2010	2009

INCLUDING FUEL CENTERS	$18,483.9	$17,337.3	$76,112.6	$71,816.1
EXCLUDING FUEL CENTERS	$16,231.5	$15,601.3	$67,156.1	$65,167.0

INCLUDING FUEL CENTERS	6.6%	5.8%	6.0%	0.9%
EXCLUDING FUEL CENTERS	4.0%	1.6%	3.1%	2.5%

(a)          Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

(b)         Kroger defines a supermarket as comparable when it has been open for five full quarters, including expansions and relocations.

Table 5.  Reconciliation of Total Debt to Net Total Debt

(in millions)

(unaudited)

Net total debt should not be considered an alternative to any GAAP measure of performance or liquidity.  Management believes net total debt is an important measure of liquidity, and a primary component of measuring compliance with the financial covenants under the Company’s credit facility.  Net total debt should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the fourth quarter of 2010 to the balance in the fourth quarter of 2009.

	January 29,	January 30,
	2011	2010	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$553.9	$579.4	$(25.5)
Face-value of long-term debt including obligations under capital leases and financing obligations	7,281.1	7,419.6	(138.5)
Adjustment to reflect fair-value interest rate hedges	56.7	57.7	(1.0)

Total debt	$7,891.7	$8,056.7	$(165.0)

Less: Temporary cash investments	636.8	258.3	378.5
Prepaid employee benefits	—	300.0	(300.0)

Net total debt	$7,254.9	$7,498.4	$(243.5)

Table 6. Net Earnings Per Diluted Share Excluding Impairment Charge

(in millions, except per share amounts)

(unaudited)

Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below in the footnotes, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes an item that affected the Company’s financial results during the period presented.  The item includes a charge that was recorded as a component of goodwill impairment charge.

	FOURTH QUARTER
	2010
		NET EARNINGS
	NET EARNINGS	ATTRIBUTABLE TO
	ATTRIBUTABLE TO	THE KROGER CO. PER
	THE KROGER CO.	DILUTED COMMON SHARE
	.
NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$278.8	$0.44
AFTER-TAX GOODWILL IMPAIRMENT CHARGE ($18.6 pre-tax)	12.0	0.02
NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING A GOODWILL IMPAIRMENT CHARGE	$290.8	$0.46

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION		630.5

Table 7. Net Earnings Per Diluted Share Excluding Impairment Charges

(in millions, except per share amounts)

(unaudited)

Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below in the footnotes, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.  The items include charges that were recorded as components of asset impairment and goodwill impairment charges.

	YEAR-TO-DATE		YEAR-TO-DATE
	2010		2009
	NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$1,116.3	$1.74	$70.0	$0.11

AFTER-TAX GOODWILL IMPAIRMENT CHARGES ($18.6 and $1,112.7 pre-tax, respectively)	12.0	0.02	1,036.1	1.58

AFTER-TAX ASSET IMPAIRMENT CHARGES ($24.1 pre-tax)	—	—	15.5	0.02

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING IMPAIRMENT CHARGES	$1,128.3	$1.76	$1,121.6	$1.71

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION		638.3		650.1